Exhibit 5.1

[Morgan, Lewis & Bockius LLP Letterhead]

January 17, 2017

Jefferies Group LLC

520 Madison Avenue

New York, NY 10022

Jefferies Group Capital Finance Inc.

520 Madison Avenue

New York, NY 10022

Re:	Jefferies Group LLC and Jefferies Group Capital Finance Inc.,

Registration Statement on Form S-3 (Registration Statement Nos. 333-209385 and 333-209385-01)

Ladies and Gentlemen:

We have acted as counsel to Jefferies Group LLC, a Delaware limited liability company (the “Company”) and Jefferies Group Capital Finance Inc., a Delaware corporation (the “Co-Issuer”, and each of the Company and the Co-Issuer, an “Issuer”, and, collectively, the “Issuers”) in connection with (i) the issuance and sale by the Issuers of $750,000,000 aggregate principal amount of its 4.850% Senior Notes (the “Notes”) pursuant to the Purchase Agreement, dated January 9, 2017 (the “Purchase Agreement”) by and among the Issuers and Jefferies LLC, as representative of the several underwriters identified in Schedule A thereof, (ii) the filing by the Issuers of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Issuers of the Preliminary Prospectus Supplement, dated January 9, 2017 (the “Preliminary Prospectus Supplement”) and the Final Prospectus Supplement, dated January 9, 2017 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Issuers of the Final Term Sheet, dated January 9, 2017 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus. The Purchase Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on January 10, 2017.

Jefferies Group LLC

Jefferies Group Capital Finance Inc.

January 17, 2017

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon the Senior Debt Indenture, dated as of May 26, 2016, by and among The Bank of New York Mellon, as Trustee and the Issuers, the form of the Notes, certificates or statements of public officials, certificates of officers of the Issuers and copies of such other documents, resolutions, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the Purchase Agreement, the Notes will constitute legal, valid and binding obligations of the Issuers and will be entitled to the benefits provided by the Indenture.

We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP